UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: January 19, 2015
(Date of earliest event reported)

EQUITY LIFESTYLE PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-11718	36-3857664
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)
Two North Riverside Plaza, Chicago, Illinois		60606
(Address of principal executive offices)		(Zip Code)

(312) 279-1400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement material pursuant to Rule 14a14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement material pursuant to Rule 13e-4(c) under the Exchange Act (17 CFE 240.13e-4(c))

Item 8.01    Other Events

On January 19, 2014, Equity LifeStyle Properties, Inc. (NYSE: ELS) (referred to herein as “we,” “us” and “our”) today announced the tax treatment of our 2014 common and preferred share distributions. The following table summarizes the income tax treatment of our 2014 common distributions.

Common Shares (CUSIP No. 29472R108)

Record Date	Payable Date	Distribution Per Share	Total Distribution Allocable to 2013	Ordinary Taxable Dividend
12/27/13	01/10/14	$0.250000	$0.041273	$0.041273
03/28/14	04/11/14	$0.325000	$0.325000	$0.325000
06/27/14	07/11/14	$0.325000	$0.325000	$0.325000
09/26/14	10/10/14	$0.325000	$0.325000	$0.325000
12/26/14	01/09/15	$0.325000	$0.200273	$0.200273
TOTALS		$1.550000	$1.216546	$1.216546

The common stock distribution with a record date of December 27, 2013 is a split-year distribution with $0.041273 allocable to 2014 for federal income tax purposes. The common stock distribution with a record date of December 26, 2014, paid on January 9, 2015, is also a split-year distribution with $0.200273 considered a distribution made in 2014 and $0.124727 allocable to 2015 for federal income tax purposes.

Series C Cumulative Redeemable Perpetual Preferred Stock (CUSIP No. 29472R405).

Record Date	Payable Date	Distribution Per Share (1)	Ordinary Taxable Dividend
03/21/14	03/31/14	$0.421875	$0.421875
06/20/14	06/30/14	$0.421875	$0.421875
09/19/14	09/30/14	$0.421875	$0.421875
12/12/14	12/31/14	$0.421875	$0.421875
TOTALS		$1.687500	$1.687500

(1) The distributions represent the distributions on each Depository Share (representing 1/100 of a share of Series C Preferred Stock).

Stockholders are encouraged to consult with their tax advisors as to the specific tax treatment of the distributions they received from us.

We own or have an interest in 384 quality properties in 32 states and British Columbia consisting of 143,096 sites. We are a self-administered, self managed, real estate investment trust (REIT) with headquarters in Chicago.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.
EQUITY LIFESTYLE PROPERTIES, INC.

By:/s/ Paul Seavey
Paul Seavey
Senior Vice President, Chief Financial Officer and
Treasurer

Date: January 20, 2015